Exhibit 5.1

Opinion of Counsel as to Legality of Securities

Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin  53202-4497
Phone:  (414) 277-5000
Fax:  (414) 271-3552
www.quarles.com

April 6, 2007

Greater Community Bancorp
55 Union Boulevard
Totowa, New Jersey 07512

Re:	Registration Statement on Form S-3 for 600,000 Shares of Common Stock of Greater Community Bancorp to be issued under the Greater Community Bancorp Dividend Reinvestment Plan and Stock Purchase Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement of Greater Community Bancorp (the “Company”) on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed issuance by the Company of up to 600,000 shares of the Company’s common stock, par value $0.50 per share (the “Shares”), pursuant to the Greater Community Bancorp Dividend Reinvestment Plan and Stock Purchase Plan (the “Plan”).

We have examined:  (i) the Registration Statement; (ii) the Company’s Restated Certificate of Incorporation and Bylaws, each as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to the adoption and approval of the Plan and the authorization for the issuance of the Shares in accordance with the Plan; (v) the New Jersey Business Corporation Act, N.J.S. §§ 14A:1-1 through 14A:16-4; and (vi) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion.  In giving such opinion, with respect to factual matters, we have relied upon certificates or representations made by duly authorized representatives of the Company and certificates of public officials.

On the basis of the foregoing, we advise you that, in our opinion, the Shares will be, when issued, delivered and paid for in accordance with the terms and conditions of the Plan, on or after the effective date of the Registration Statement, validly issued, fully paid and nonassessable by the Company under the New Jersey Business Corporation Act.

We call to your attention that we are not attorneys licensed to practice in the State of New Jersey.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ QUARLES & BRADY LLP